Exhibit 10.9

LEAK-OUT AGREEMENT

THIS LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into as of, and effective as of, August 3, 2026, between Cycurion, Inc., a Delaware corporation trading under the ticker symbol “CYCU” (the “Company”), and the holders (the “Holders” and each a “Holder”) of the Company’s Series H Preferred Stock and the shares of Common Stock issuable upon conversion thereof and payment of dividends thereon (collectively, the “Restricted Shares”).

RECITALS

WHEREAS, the Holders hold shares of the Company’s Series H Preferred Stock having an aggregate stated value of $600,000, which Series H Preferred Stock is convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and accrues dividends that may be paid in Common Stock pursuant to its terms;

WHEREAS, the Company and the Holders desire to enter into this Agreement to provide for the orderly conversion and resale of shares of Common Stock issuable upon conversion of the Series H Preferred Stock and payment of dividends thereon following the effectiveness of a registration statement covering such shares;

WHEREAS, the Series H Preferred Stock was issued pursuant to Amendment No. 1 and Forbearance / Extension Agreement dated July 23, 2026 to that certain Asset Purchase Agreement dated June 24, 2026 between the Company and Kustom Entertainment, Inc.; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third-party beneficiaries of this Agreement that: (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

2. Leak Out.

(a) Except as otherwise expressly provided herein, and subject to any other restrictions prohibiting the conversion, offer, sale or transfer of the shares of Common Stock under applicable United States federal or state securities laws, rules and regulations (collectively, the “Regulations”), the Company and the Holders agree that:

(i) Commencing on the date on which the Registration Statement covering the resale of the shares of Common Stock issuable upon conversion of the Series H Preferred Stock and payment of dividends thereon is declared effective by the SEC (the “Effective Date”), each Holder shall be entitled to convert its Series H Preferred Stock and sell the shares of Common Stock issuable upon conversion thereof and payment of dividends thereon, in each case solely in accordance with the volume and other limitations set forth on Schedule B (the “Leak-Out”). This Agreement applies solely to the shares of Common Stock issuable upon conversion of the Series H Preferred Stock and payment of dividends thereon and not to any other securities of the Company. The Leak-Out shall remain in effect for a period of twelve (12) months following the Effective Date (the “Leak-Out Period”), unless earlier modified, suspended or terminated by the Company in accordance with this Agreement, after which the Holders shall no longer be subject to the Leak-Out restrictions, subject at all times to applicable Regulations.

(ii) The Company shall have the right, in its sole discretion, to suspend, modify, or terminate the Leak-Out restrictions, in whole or in part, at any time upon written notice to the Holders, including for purposes of addressing market conditions, trading volatility, regulatory considerations, financing activities, or avoiding any adverse impact on the trading market for the Company’s common stock. No breach by the Company of this Agreement shall automatically result in a suspension or termination of the Leak-Out restrictions.

(iii) The Company shall use commercially reasonable efforts to facilitate any valid conversion notice received from the Holders and shall cause the issuance of the applicable shares of Common Stock issuable upon conversion of the Series H Preferred Stock and payment of dividends thereon within the time periods set forth in the Certificate of Designation of the Series H Preferred Stock and applicable transaction documents; provided, however, that the Company shall not be required to issue any shares in violation of applicable law, stock exchange rules, or regulatory requirements.

(iv) Holders will not, directly or indirectly, “naked” short the stock or enter into any hedging, derivative, or other transaction that is designed to or could reasonably be expected to offset or reduce the economic risk of holding the Series H Preferred Stock or the shares of Common Stock issuable upon conversion thereof and payment of dividends thereon, including through any public market transaction.

3. Securities Laws Disclosure; Publicity. The Company shall (a) by 9:30 a.m. (New York City time) on the trading day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K to the extent required by applicable law, including the transaction documents as exhibits thereto, with the Commission within the time required by the Securities Exchange Act of 1934, as amended.

4. Conflict. In the event there is a conflict between the terms of any of the Securities with this Agreement, the terms of this Agreement shall control solely with respect to the subject matter hereof; provided, however, that the Certificate of Designation governing the Series H Preferred Stock shall control with respect to the terms of the Series H Preferred Stock and any issuance of shares of Common Stock upon conversion thereof or payment of dividends thereon.

5. Remedies. Each Holder shall have the right, subject to applicable law, to seek specific performance of the Company’s material obligations under this Agreement (without the requirement to post a bond or other security) and to recover damages to the extent resulting from a material breach by the Company of its obligations hereunder. Notwithstanding the foregoing, the Company shall have the sole and exclusive right to enforce the trading, transfer, and other restrictions applicable to the Holders set forth in this Agreement. The Company shall have the right, at any time during the term of this Agreement, to request and obtain from any Holder such statements and/or transaction or trading records as are reasonably necessary to verify such Holder’s compliance with this Agreement, which shall be delivered promptly (and in any event within one (1) trading day) to the Company. In the event that a Holder is determined by the Company, acting in good faith, to have materially breached its obligations under this Agreement, and the Company has provided written notice describing such breach in reasonable detail, such Holder shall be subject to a trading suspension for a period of up to ten (10) trading days (the “Standstill Period”), during which time the Company shall not be required to honor any conversion notices or issue any shares of Common Stock upon conversion of the Series H Preferred Stock or payment of dividends thereon to such Holder, in each case subject to applicable law.

6. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7. Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested, postage pre-paid, or overnight courier by a nationally recognized courier service to the respective address as set forth herein below. All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

8. Entire Agreement. Except as otherwise provided herein, this Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto. This Agreement supersedes any prior agreement (including, without limitation any prior lock-up or leak-out agreements), representation or understanding with respect to such subject matter.

9. Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

10. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11. Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

12. Records Request. Each Holder shall have the right to request statements and/or reasonable information regarding the issuance of shares of Common Stock upon conversion of the Series H Preferred Stock and payment of dividends thereon from the Company at any time during the term of this Agreement, which shall be delivered to the applicable Holder promptly within one (1) trading day, subject to applicable confidentiality and legal restrictions.

13. Waiver. Upon mutual consent of the Parties, the Company can waive certain or all terms and conditions of this Leak Out Agreement.

14. Effectiveness. This Agreement shall become effective immediately upon the full execution of this Agreement by the Company and the Holders.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

HOLDERS:

By:	/s/ Stanton L. Ross
Name:	Stanton L. Ross
Title:	Chairman, President and Chief Executive Officer

COMPANY:

CYCURION, InC

By:	/s/ L. Kevin Kelly
Name:	L. Kevin Kelly
Title:	Chief Executive Officer

[Signature Page to Leak-Out Agreement]

Schedule A

Notwithstanding anything to the contrary provided in this Schedule A, the Leak-Out Agreement that this Schedule A is attached to and/or otherwise, all numbers below (as applicable) shall be adjusted for forward and reverse stock splits and similar transactions affecting all holders of Common Stock equally.

Holder	Address	Number of Shares of Common Stock Subject to Leak-Out (Including Shares Issuable Upon Conversion of Series H Preferred Stock)

Kustom Entertainment, Inc.	6366 College Blvd. Overland Park, KS 66211	413,793 (1)

(1)	Represents the shares of Common Stock issuable upon conversion of the Holder’s Series H Preferred Stock at the Conversion Price of $1.45 per share. In addition, the Leak-Out restrictions shall apply to any shares of Common Stock issuable as payment of accrued dividends on the Series H Preferred Stock, which dividend shares shall be calculated and issued in accordance with the Certificate of Designation of the Series H Preferred Stock at the time of conversion or dividend payment, as applicable.

Schedule B

Notwithstanding anything to the contrary in this Schedule B, the Leak-Out Agreement to which this Schedule B is attached, or otherwise, all numerical thresholds herein shall be equitably adjusted to account for any stock splits, reverse stock splits, stock dividends, recapitalizations, or similar transactions affecting all holders of Common Stock proportionately.

Subject to the terms and conditions of the Leak-Out Agreement, each Holder may sell shares of Common Stock issued upon conversion of the Series H Preferred Stock and payment of dividends thereon in accordance with the following limitations:

Each Holder (together with its affiliates and any permitted transferees) may not, on any trading day, sell, transfer, or otherwise dispose of a number of shares of Common Stock in excess of ten percent (10.0%) of the total trading volume of the Common Stock as reported on NASDAQ (or such other principal trading market on which the Common Stock is then listed) for the immediately preceding trading day.

For the avoidance of doubt: (a) the foregoing limitation shall apply on an aggregate basis to all sales of Common Stock by such Holder and its affiliates and permitted transferees; (b) the calculation shall be based on actual reported trading volume for the prior trading day; and (c) any unused capacity on a given trading day may not be carried forward or aggregated for use on any subsequent trading day.

All sales shall also be subject to applicable securities laws, regulations, stock exchange requirements, and the Company’s insider trading policies and blackout periods. The Company may, in its sole discretion, and subject to compliance with applicable law, and at any time, waive, suspend, or modify any of the restrictions set forth in this Schedule B, in whole or in part, upon written notice to the applicable Holder(s), including for purposes of facilitating orderly market trading, financing transactions, or other corporate purposes.